259 Putnam Asset Allocation Funds  Balanced Portfolio attachment
9/30/06 Annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the year ended September 30, 2006, Putnam Management has assumed $22,242 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)

Class A	23,836
Class B	4,317
Class C	1,479

72DD2 (000s omitted)

Class M	520
Class R	73
Class Y	3,797

73A1

Class A	0.231
Class B	0.145
Class C	0.149

73A2

Class M	0.174
Class R	0.205
Class Y	0.259

74U1 (000s omitted)

Class A	112,126
Class B	27,585
Class C	11,022

74U2 (000s omitted)

Class M	2,934
Class R	796
Class Y	14,005

74V1

Class A	11.86
Class B	11.78
Class C	11.66

74V2

Class M	11.84
Class R	11.79
Class Y	11.88




Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.